Exhibit 3.1

AMENDED ARTICLES OF INCORPORATION

EXHIBIT ”A”
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
J.B. HUNT TRANSPORT SERVICES, INC.

The Shareholders of J.B. Hunt Transport Services, Inc., under and pursuant to the Arkansas Business Corporation Act of 1987, amend and restate the Articles of Incorporation of J.B. Hunt Transport Services, Inc. as follows:

1.                                       The name of this corporation is J.B. Hunt Transport Services, Inc.

2.                                       The nature of the business of the corporation and the object and purposes to be transacted promoted or carried on by it, are as follows:

a.               To purchase, own and hold the stock of other corporations, and to do every action and thing covered generally by the nomination “holding company” and especially to direct the operations of other corporations through the ownership of stock;

b.              To conduct any other business enterprise not contrary to law;

c.               To buy, sell, lease, use, develop, mortgage, improve and otherwise deal in and dispose of all types of real or personal property in connection with the conduct of the business enterprise carried on by the corporation; and

d.              To exercise all of the powers enumerated in Section 4-27-302 of the Arkansas Code of 1987 Annotated.

3.                                       The period of existence of this corporation shall be perpetual.

4.                                       The registered office of this corporation shall be located at Highway 71 North, Lowell, Arkansas 72745, and the name of the registered agent of this corporation at that address is Paul R. Bergant.  The successor registered agent is J. Kirk Thompson.

5.                                       The total amount of the authorized capital stock of this corporation is as follows:

Shares	Class	Par Value

100,000,000	Common	$.01
10,000,000	Preferred	$100.00

The preferences, limitations and relative rights of each class of shares is as follows:

PREFERRED STOCK

DIVIDENDS.   The holder of each share of preferred stock shall be entitled to receive cash dividends, when and as declared by the Board of Directors out of the surplus or net profits of the corporation at the rate of ten percent (10%) per annum and no more, before any dividends on the common stock shall be paid or declared and set apart for payment.  The holders of the preferred stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this paragraph.

REDEMPTION.  The corporation, at the option of the Board of Directors, may redeem the whole or any part of the preferred stock at any time outstanding, at any time and from time to time, upon at least 30 days previous notice by mail (and by publication if so determined by the Board of Directors) to the holders of record of the preferred stock to be redeemed, by paying the redemption price of $100.00, in cash, for each share of preferred stock so to be redeemed.  In the case of the redemption of a part only of the preferred stock at the time outstanding, the corporation shall select by lot or in such other manner as the Board of Directors may determine the shares so to be redeemed.  The board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which the terms and conditions upon which the preferred stock shall be redeemed from time to time.

LIQUIDATION.   In the event of any liquidation, dissolution, or winding up the affairs of the corporation, whether voluntarily or involuntarily, then, before any distribution shall be made to the holders of the common stock, the holders of the preferred stock at the time outstanding shall be entitled to be paid in cash the sum of $100.00 per share.  The holders of the preferred stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of the corporation, other than the distributive amounts referred to in this paragraph.

VOTING RIGHTS.  The holders of the preferred stock shall not be entitled to vote except as to matters in respect of which they shall at the time be indefeasibly vested by statute with such right.

COMMON STOCK

DIVIDENDS.  Whenever cash dividends upon the preferred stock at the time outstanding, to the extent of the preference to which such stock is entitled, shall have been paid in full or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the common stock out of the funds of the corporation available for such distribution.

LIQUIDATION.   In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntarily or involuntarily, all assets and funds of the corporation remaining after the payment to the holders of the preferred stock of the full amount to which they shall be entitled, as herein before provided, shall be divided and distributed among the holders of the common stock according to their respective shares.

VOTING RIGHTS.  Each holder of common stock shall have one vote in respect of each share of stock held by him or her.

6.            At each election for directors every shareholder entitled to vote at the election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote.  Shareholders are not entitled to cumulate votes for the election of directors.

7.                      No holder of preferred or common stock of the corporation shall be entitled as a matter of right to subscribe for or purchase any of the corporation’s unissued or treasury shares of the same class or of any other classes, whether now or hereafter authorized, or any bonds, debentures or other evidence of indebtedness, whether or not convertible into or exchangeable for shares of any class of the corporation.

8.                                       The name and address of each original incorporator of the corporation is as follows:

NAME	ADDRESSES

Johnnie B. Hunt	7805 Apache Road
Little Rock, AR

Johnelle D. Hunt	7805 Apache Road
Little Rock, AR

Robert C. Downey	1610 Tower Building
Lilttle Rock, AR

9.                       The number of directors constituting the Board of Directors shall be set forth in the bylaws of the corporation.  If there are nine (9) or more directors, the terms of the directors may be staggered by dividing the total number of directors into two (2) or three (3) groups, with each group containing one-half (1/2) or one-third (1/3) of the total, as near as may be.  In that event, the terms of directors in the first group expire at the first annual shareholders’ meeting after their election, the terms of the second group expire at the second annual shareholders’ meeting after their election.  At each annual shareholders’ meeting held thereafter, directors shall be chosen for a term of two (2) years or three (3) years, as the case may be, to succeed those who terms expire.  The Board of Directors may elect to stagger their terms as set forth herein at any time the number of directors shall be nine or more.

10.                 The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than by action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The corporation shall indemnify any person who was or is party or is threatened to be made a party to any threatened,

pending or completed action or suite by or in the right of the corporation to procure a judgment in its favor by a reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suite was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Any indemnification under this paragraph (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon the determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above.  Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this paragraph.  Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, if the Board of Directors deems appropriate.

11.                                                         No director of the corporation shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director occurring on or after May 19, 1988; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Arkansas Code Annotated Section 4-27-833, as the same exists or hereafter may be amended, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any action, or omission, transaction, or breach of a director’s duty creating any third party liability to any person or entity other than the corporation or stockholder.  Any appeal or modification of this paragraph by the stockholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

12.                                                         The affairs of the corporation shall be governed by the provisions of the Arkansas Business Corporation Act of 1987 (A.C.A. § 4-27-1706).

13.                                                         The corporation reserves the right to amend, alter, change or appeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

CERTIFICATE OF AMENDMENT

April 21, 2005

J.B. Hunt Transport Services, Inc. does hereby certify that its Amended and Restated Articles of Incorporation were duly amended in the attached Amendment to the Amended and Restated Articles of Incorporation, pursuant to a resolution of the Board of Directors and duly approved by the shareholders, as follows:

FIRST:	The name of the Corporation is: J.B. Hunt Transport Services, Inc.

SECOND:

The Amended and Restated Articles of Incorporation are hereby amended by amending the first paragraph of Article 5 to increase the authorized number of shares of common stock of the Corporation to 1,000,000,000, as set forth in the Amendment to the Amended and Restated Articles of Incorporation to which this certificate is attached.

THIRD:	The date of adoption of the Amendment to the Amended and Restated Articles of Incorporation was April 21, 2005.

FOURTH:	There being only one class of voting stock outstanding, the number of shares entitled to vote on the adoption of the Amendment to the Restated Articles of Incorporation was 81,029,821.

FIFTH:	The number of shares voted for adoption of the Amendment to the Amended and Restated Articles was 41,927,522 and the number of shares voted against the adoption was 32,289,999.

J.B. HUNT TRANSPORT SERVICES, INC.

By:	/s/ Kirk Thompson
Kirk Thompson
President and CEO

AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
J.B. HUNT TRANSPORT SERVICES, INC.

Pursuant to Arkansas Business Corporation Act of 1987, J.B. Hunt Transport Services, Inc. (the “Corporation”) does hereby adopt the following articles of amendment to its Amended and Restated Articles of Incorporation:

1.               Articles 5 is hereby amended to increase the number of authorized shares of its common stock as follows:

The total amount of authorized capital stock of this Corporation is as follows:

SHARES	CLASS	PAR VALUE

1,000,000,000	Common	$.01
10,000,000	Preferred	$100.00

2.               The remainder of Article 5 is unchanged.

Executed this 21st day of April, 2005.

/s/ Kirk Thompson
Kirk Thompson
President and CEO